Exhibit 99.1

Since 1945

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:
Jim Fox, General Counsel
336-719-4611
PIKE ELECTRIC ANNOUNCES ADDITIONAL RESTRUCTURING CHANGES
MOUNT AIRY, NC, November 20, 2006 Pike Electric Corporation (NYSE:PEC), one of the nation’s largest providers of outsourced electric distribution and transmission services, followed other recent organizational changes by announcing today managerial moves in its Corporate, Operations, and Fleet Management structure.
J. Eric Pike, the Company’s Chief Executive Officer announced the appointment of Audie Simmons, the Company’s current Vice President for Fleet & Support Operations to the newly created position of Senior Vice President of Operations. Simultaneously, Mr. Pike announced that Jeff Collins, the Company’s present Chief Operating Officer had requested a return to Field Operations, and would be doing so as Northern Region Vice President. David McDuffie, previously Northern Region Vice President, will transition to the role of Vice President for Fleet & Support Operations.
Mr. Pike stated that “Mr. Simmons has over 25 years of operational background, which coupled with his recent experience in managing Pike’s Fleet, will bring a fresh and eclectic approach to our senior management team and focus. It is also beneficial for Pike Electric to have Jeff Collins return to the region and customers he spent much of his career building. I sincerely appreciate his efforts over the past several years in our COO role and respect his desire to return to a more customer centric position.”
These management changes will begin transitioning immediately and become fully implemented by mid-December. They will further Pike Electric’s restructuring effort as the moves more closely align the backgrounds, talents, and focus of the management team with the Company’s current challenges and opportunities.
About Pike Electric
Pike Electric is one of the largest providers of outsourced electric distribution and transmission services in the United States. Its core activities consist of the maintenance, upgrade and extension of electric distribution and sub-500 kilovolt transmission powerlines for more than 150 electric utilities, cooperatives and municipalities. Pike Electric services a contiguous 19 state region that stretches from Pennsylvania in the north to Florida in the southeast and Texas in the southwest and is a recognized leader in storm restoration services. The Company’s common stock is traded on the New York Stock Exchange under the symbol PEC. For further information regarding Pike Electric, visit the Company’s website at www.pike.com.

Safe Harbor
This press release contains forward-looking statements that relate to Pike Electric’s plans, objectives and estimates. The terms “should”, “believe”, “plan”, “expect”, “anticipate”, “estimate”, “intend” and “project” and similar words or expressions are intended to identify forward-looking statements. To the extent permitted by applicable law, Pike Electric makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement.